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                                                                    Exhibit 4.7

                               THE PEARSON SPECIAL
                                SHARE OPTION PLAN





                         BOARD APPROVAL - 3RD MARCH 2000


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                      THE PEARSON SPECIAL SHARE OPTION PLAN

The Board may grant Options under Part One of this Plan, or Awards over Shares under Part Two of this Plan. The Board may, but shall be under no obligation, to grant Awards at the same time as granting Options.

                            PART ONE - SHARE OPTIONS

DEFINITIONS

1.1 In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ADOPTION DATE means the date of the adoption of the Plan by the Board;

THE BOARD means the board of directors of the Company or other duly authorised committee thereof;

THE COMPANY means Pearson plc;

CONTROL has the meaning given to that word by section 840 of the Taxes Act;

DATE OF GRANT means the date on which an Option is granted;

EXECUTIVE means any employee of any member of the Group but excluding any executive director of the Company (i) who is identified by the Board as having responsibility for or making a significant contribution towards the internet-related businesses of the Group, and (ii) whose terms of service require him to devote substantially the whole of his working time to the affairs of the Group;

EXERCISE PRICE means the price per Share payable on the exercise of an Option as determined by the Board (subject to adjustment under rule 10) but which shall not be less than the middle market quotation for a Share as derived from the Daily Official List of The London Stock Exchange on the Date of Grant;

THE GROUP means the Company and the Subsidiaries and MEMBER OF THE GROUP shall be construed accordingly;

OPTION means a right granted under the Plan to purchase Shares;

OPTION HOLDER means any individual who holds a subsisting Option (including, where the context permits, the legal personal representatives of a deceased Option Holder);

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OPTION PERIOD means (unless the Board specifies later vesting dates at the time of grant), as to each tranche of the Shares originally comprised in an Option, the period commencing on the following dates:

      First tranche of 50 per cent-      First anniversary of Date of Grant

      Second tranche of 25 per cent-     Second anniversary of Date of Grant

      Third tranche of 25 per cent-      Third anniversary of Date of Grant

and (in relation to all such tranches) expiring on the tenth anniversary of the Date of Grant;

THE PLAN means this Plan as amended from time to time;

SHARES means fully paid and irredeemable ordinary shares of 25p each in the capital of the Company or shares representing those shares following any reorganisation of the share capital of the Company;

SUBSIDIARY means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 over which the Company has Control; and

TAXES ACT means the Income and Corporation Taxes Act 1988.

1.2 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in constructing the Plan.

1.3 References to any act shall include any statutory modification, amendment or re-enactment thereof.

GRANT OF OPTIONS

2.1 The Board may, at any time, grant Options at the Exercise Price to Executives selected by the Board PROVIDED THAT no Options may be granted by the Board at any time that it would be prohibited under the Model Code of the London Stock Exchange from granting such Options to an executive director of the Company.

2.2 Options may be granted on terms that objective conditions specified by the Board must be satisfied prior to the exercise of Options.


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2.3 The grant of an Option and/or delivery of Shares upon exercise thereof shall be conditional on the Executive agreeing to comply with any arrangements specified by the Company for the payment of taxation and any social security contributions (including without limitation the right to sell on his behalf sufficient Shares to satisfy any taxation or social security contributions liability on his part for which any member of the Group may be liable) in respect of an Option.

2.4 As soon as practicable after the Date of Grant the Board shall procure the issue of an Option certificate to each Option Holder under the seal of the Company or otherwise to take effect as a deed or such other document evidencing the option grant as the Board shall determine.

2.5 Any Executive to whom an Option is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his rights under the Option. In such a case, the Option shall, to the extent renounced, be treated as never having been granted and (if already issued) the Option certificate shall be returned to the Company for cancellation or (in the case of renunciation in part) for amendment. No consideration shall be payable by the Company for any such renunciation.

2.6 No Option shall be granted under the Plan more than ten years after the Adoption Date.

2.7 Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Option otherwise than as permitted under this rule 2.7 shall cause the Option to lapse.

PLAN LIMIT

3. In no circumstances shall Shares be issued in order to satisfy Options. All Options shall be satisfied by a transfer of existing Shares.

EXERCISE AND LAPSE OF OPTIONS - NORMAL CIRCUMSTANCES

4.1 Save as otherwise permitted in these rules, an Option may only be exercised during the relevant Option Period.


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4.2 Notwithstanding any other provision in these rules, an Option shall lapse automatically on the earlier of:

(a)      the expiry of the Option Period; and

(b) the Option Holder being declared bankrupt or entering into any general composition with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986.

EXERCISE AND LAPSE OF OPTIONS - CESSATION OF EMPLOYMENT

5.1 Save as otherwise provided in these rules, an Option shall lapse automatically on the Option Holder ceasing to be an employee of a member of the Group.

5.2 Where an Option Holder ceases to be an employee of a member of the Group by reason of:

(a)      injury, disability or ill-health (as determined by the Board);

(b) retirement at or after the date on which he is bound to retire under his contract of employment provided such date falls at least 24 months after the Date of Grant;

(c)      his employing company ceasing to be a member of the Group;

(d) the business (or part of a business) in which he is employed being transferred to a transferee which is not a member of the Group;

(e)      redundancy (within the meaning of the Employment Rights Act 1996); or

(f)      any other reason if the Board so decides in its absolute discretion he may exercise his Options (whether or not the Option Period has commenced) within six months of the date on which employment ceased, failing which exercise the Options shall (subject to rule 5.4 and rule 6) lapse automatically.

5.3 For the purposes of rules 5.1 and 5.2 a female Option Holder shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy until she ceases to be entitled to exercise a right to return to work.


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5.4 In any case falling within rule 5.2 the Board may extend the period during which the Option Holder may exercise his Options to such period as the Board shall determine in its absolute discretion, ending not later than three years and six months after the Date of Grant of an Option.

5.5 In any case where the Board is aware that an Option Holder will cease to be an employee of a member of the Group and be entitled or permitted to exercise his Options immediately thereafter under rule 5.2(c) or (d) it may permit him to exercise his Options in the period of 14 days immediately preceding the date upon which it believes that such cessation will occur (whether or not the Option Period will have commenced).

5.6 For the purposes of rules 5.1, 5.2 and 5.5, following an option rollover pursuant to rule 9.1, an Option Holder shall not be treated as ceasing to be an employee of a member of the Group until he ceases to be employed by a company which is either (i) the acquiring company (as defined in rule 9.1) or (ii) a subsidiary of the acquiring company (within the meaning of section 736 of the Companies Act 1985) .

DEATH OF OPTION HOLDER

6. If an Option Holder dies while in service or at any time after leaving service when he holds an Option his legal personal representatives may exercise his Option (whether or not the Option Period has commenced) within twelve months of the date on which death occurred, failing which exercise the Option shall lapse automatically. For the avoidance of doubt, an Option exercisable under this rule shall not lapse prior to the expiry of the specified twelve month period by virtue of rule 5.2 but may lapse at an earlier date by virtue of rule 8.

METHOD AND EXTENT OF EXERCISE

7. An Option Holder may exercise his Option in whole or in part by giving notice in writing to the Company in the form prescribed by the Board specifying the number of Shares in respect of which the Option is being exercised and enclosing or arranging to provide payment in full of the aggregate Exercise Price of those Shares. If the Option is exercised in respect, only some of the Shares comprised in the Option, the Company shall procure the issue of an Option certificate to the Option Holder in respect of the balance or call in the original Option certificate for endorsement.


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GENERAL OFFER FOR THE COMPANY ETC.

GENERAL OFFER

8.1 If any person (either alone or together with any person acting in concert with him) makes a general offer to acquire the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him), the Company shall, as soon as reasonably practicable thereafter, give notice to each Option Holder of such general or other offer. Each Option Holder may exercise his Options (whether or not the Option Period has commenced) within the period of six months following the date on which the offer becomes unconditional in all respects. Failing such exercise the Options shall, without prejudice to the operation of rule 9, lapse automatically: PROVIDED THAT, if an event as described in rule 8.2 occurs during the six month period, the period during which the Options may be exercised shall be the shorter of the periods specified under this rule 8.1 and rule 8.2.

COMPULSORY ACQUISITION

8.2 If any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985, each Option Holder may exercise his Options (whether or not the Option Period has commenced), at any time during the period of 30 days from the date on which such person becomes so bound or entitled, failing which exercise the Options shall, without prejudice to the operation of rule 9, lapse automatically.

SCHEME OF ARRANGEMENT

8.3 If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies:

(a) each Option Holder may exercise his Options, whether or not the Option Period has commenced conditionally on either the scheme of arrangement being approved by the shareholders' meeting or sanctioned by the court (as determined by the Board in its absolute discretion) (the RELEVANT condition), between the date of the court's direction and twelve noon on the day immediately preceding the date for which the shareholders' meeting is convened. Any Option not exercised by the end of that period shall cease to be exercisable between that time and the first date on which it can be determined whether or not the relevant condition is satisfied. If


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         the relevant condition is not satisfied, the Options shall continue. If the relevant condition is satisfied the Options shall, without prejudice to the operation of rule 9, lapse automatically on the date on which the scheme of arrangement is sanctioned by the court; and

(b) the Board shall endeavour to procure that where an Option Holder has conditionally exercised his Options in accordance with (a) above prior to twelve noon on the day immediately preceding the date for which the shareholders' meeting is initially convened the scheme of arrangement shall, so far as it relates to Shares, be extended to such Option Holder as if each Share in respect of which the Option was conditionally exercised had been allotted and issued, or transferred, to him by that time.

PROVIDED THAT (without prejudice to the operation of rule 9.1(b)) Options shall not without the consent of the Board be exercisable under the foregoing provisions if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement.

DEMERGER

8.4 If the Board becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Board, would affect the current or future value of any Options, the Board (acting fairly, reasonably and objectively) may, in its absolute discretion, allow Options to be exercised, whether or not the Option Period has commenced. The Board shall specify the period in which such Options shall be exercisable and whether such Options shall lapse at the end of the specified period. The Board shall notify any Option Holder who is affected by the Board exercising its discretion under this rule.

VOLUNTARY WINDING-UP

8.5 If notice is duly given of a resolution for a voluntary winding-up of the Company then an Option Holder may exercise his Options (whether or not the Option Period has commenced) within the period of two months from the date of the resolution, failing which exercise the Options shall lapse automatically.

OPTION ROLLOVER

9.1 If any company (the ACQUIRING COMPANY):


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(a)      obtains Control of the Company as a result of making:

         (i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company; or

         (ii)     a general offer to acquire all the Shares; or

(b) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

(c) becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act,

each Option Holder may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9 of the Taxes Act), by agreement with the acquiring company, release any Option which has not lapsed (the OLD OPTION) in consideration of the grant to him of an option (the NEW OPTION) which (in accordance with rule 9.2 below) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 10(b) or
(c) of Schedule 9 of the Taxes Act) (the NEW GRANTOR).

9.2 The new option shall not be regarded for the purposes of rule 9.1 as equivalent to the old option unless the conditions set out in paragraph 15(3) of
Schedule 9 of the Taxes Act are satisfied and, in relation to the new option, the provisions of the Plan shall be construed as if:

(a) the new option were an option granted under the Plan at the same time as the old option;

(b) the Option Period relating to the new option expired on the seventh anniversary of the Date of Grant of the old option;

(c) references to the COMPANY (including the definition of Group) were references to the new grantor;

(d) references to the BOARD were references to the board of directors of the new grantor; and


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(e)      references to SHARES were references to shares in the new grantor.

ADJUSTMENT OF OPTIONS

10.      In the event of:

(i) any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or

(ii) the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Option.

the Exercise Price and the number of Shares comprised in an Option may be adjusted in such manner as the Board may determine: PROVIDED THAT:

(a) no adjustment shall take effect without the prior approval of, in respect of an Option under which Shares are to be transferred, the person holding the Shares to which the Option relates (such approval not to be unreasonably withheld);

(b) no adjustment shall be made pursuant to this rule which would increase the aggregate Exercise Price of any Option;

(c) no adjustment shall be made to the extent that it would result in a Share being subscribed for at less than its nominal value; and

(d) no adjustment shall be made pursuant to this rule (other than on a capitalisation issue) unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall have confirmed in writing to the Board that such adjustment is in their opinion fair and reasonable.


TRANSFER OF SHARES ON EXERCISE OF OPTIONS

11.1 Subject to any necessary consents, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Plan, not later than 30 days after receipt of any notice of exercise in accordance with rule 7, the Company shall procure the transfer of Shares to the Option


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Holder (or to his nominee). The Company shall as soon as practicable deliver to the Option Holder (or his nominee) a definitive share certificate or other evidence of title in respect of such Shares.

11.2 The Company shall not be obligated to deliver Shares in connection with any Option or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system or any other law, regulation or contractual obligation of the company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. The Company may require any Option Holder to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares under the Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.

RIGHTS ATTACHING TO SHARES TRANSFERRED PURSUANT TO OPTIONS

12.1 All Shares transferred upon the exercise of an Option shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

12.2 Any Shares acquired on exercise of Options shall be subject to the articles of association of the Company from time to time.

ADMINISTRATION AND AMENDMENT

13.1 The decision of the Board shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Options or amend any of the provisions of the Plan in any way it thinks fit:
PROVIDED THAT:

(a) the Board shall not make any amendment that would materially prejudice the interests of existing Option Holders except with the prior consent or sanction of Option Holders who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Options; and


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(b)      without prejudice to any provision of the Plan which provides for the lapse of an Option, the Board may not cancel an Option unless the Option Holder agrees in writing to such cancellation.

13.2 Notwithstanding any other provision of the Plan, the Board may establish appendices to the Plan for the purpose of granting Options to Executives who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws.

GENERAL

14.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.

14.2 The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever (whether lawfully or in breach of contract) insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Option Holder's terms of employment shall be varied accordingly.

14.3 The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.4 Any notice or other document required to be given under or in connection with the Plan may be delivered to an Option Holder or sent by post to


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him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Board may from time to time determine and notify to Option Holders).

14.5 Benefits under the Plan shall not be pensionable.

14.6 The Company, or where the Board so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Option Holders in respect of any transfer of Shares on the exercise of Options.

14.7 These rules shall be governed by, and construed in accordance with, the laws of England.


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                          PART TWO - RESTRICTED SHARES

DEFINITIONS

1.1 In this Part Two of the Plan, unless the context otherwise requires, the following expressions shall have the following meanings respectively:

AWARD means a conditional award of Shares to a Participant granted by an Award Letter;

AWARD DATE means the date stated on an Award Letter;

AWARD CERTIFICATE means the notification to a Participant by the Board setting out the specific conditions of an Award;

EXERCISE DATE means the date on which an Award is exercised;

FINANCIAL YEAR means an accounting reference period as defined in accordance with section 224 of the Companies Act 1985;

PARTICIPANT means an Executive who has been granted an Award under the Plan (or his personal representatives in the event of his death);

NOTICE OF EXERCISE shall have the meaning given in rule 3(c) hereof;

TRUST means the Pearson Employee Share Trust No.2;

TRUSTEE means the trustee of the Trust from time to time; and

VESTING DATE means the date, if any, on which an Award vests pursuant to rule 3(b).

1.2 Words and definitions used in Part One of the Plan shall have the same meaning in this Part Two of the Plan save where otherwise stated.

GRANT OF AWARDS

2.1 The Board may, at any time, grant Awards to Executives selected by the Board PROVIDED THAT no Awards may be granted by the Board at any time that it would be prohibited under the Model Code of the London Stock Exchange from granting such Awards to an executive director of the Company.

2.2 The number of Shares which may be comprised in an Award granted to an Executive shall be determined by the Board in its absolute discretion.


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2.3 The Shares required to satisfy an Award shall be purchased by the Trustee
(using funds provided by members of the Group) and held in Trust until they are released to a Participant in accordance with the rules of this Part Two. The Trustee shall be under no obligation to purchase the Shares comprised in an Award at or around the Award Date but shall procure that there are sufficient Shares available for transfer to satisfy an Award by the Exercise Date.

2.4 Nothing in these rules or in a Participant's contract of employment shall be construed as giving to any Participant a right to receive, or be considered for, an Award.

TERMS OF AWARDS

3. The main terms of each Award (which shall be deemed to be incorporated in the Award Certificate) shall be as follows:

(a) NUMBER OF SHARES - The Award Letter shall state the number of Shares comprised in the Award and any performance conditions applicable to the Award.

(b) VESTING OF SHARES - Save as otherwise permitted in these rules, an Award shall vest following the announcement of the Company's results for the Financial Year ending after the third anniversary of the Award Date provided the performance condition set out in the Schedule has been satisfied. If the performance condition is not satisfied the Award shall lapse.

(c) EXERCISE OF AWARD - In the event that an Award vests pursuant to rule 3(b) above, a Participant shall become entitled to receive the Shares comprised in his Award by completing and lodging with the Company the Notice of Exercise on the back of the Award Certificate within 6 months of the Vesting Date. An Award shall lapse if not received by the Company within this period.

(d) RESTRICTIONS ON TRANSFER OF AWARDS - An Award shall be personal to the Participant and the Participant shall not sell, transfer, pledge, assign or otherwise dispose of all or any Shares which are the subject of the Award or any interest therein until the Exercise Date. Any attempt by the Participant to sell, transfer, pledge, assign or otherwise dispose of such Shares or any interest therein shall result in the immediate lapse of the Award.


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(e)      REGISTRATION OF SHARES AND RELATED RIGHTS - The Shares comprised in an
         Award shall be registered in the name of the Trustee or its nominee prior to the Exercise Date. Until such date, the Participant shall have no dividend, voting or other rights in respect of such Shares commonly enjoyed by a beneficial owner of Shares.

(f) TERMINATION OF EMPLOYMENT - Any Award shall lapse automatically on the Participant ceasing to be an employee of a member of the Group prior to the Vesting Date where a Participant ceases to be an employee of a member of the Group prior to Vesting Date by reason of:

              (aa) injury, disability or ill-health (as determined by the Board);

              (bb) retirement at or after the date on which he is bound to retire under his contract of employment provided such date falls at least 24 months after the Award Date;

              (cc) his employing company ceasing to be a member of the Group;

              (dd) the business (or part of the business) in which he is employed being transferred to a transferee which is note a member of the Group;

              (ee) redundancy (within the meaning of the Employment Rights Act 1996); or

              (ff) any other reason if the Board so decides in its absolute discretion the Award shall remain in force and may be exercised, if and to the extent that the performance condition has been met, during the period of six months following the Vesting Date PROVIDED THAT the number of Shares which vest shall be reduced by the fraction A/B where A is the number of complete months from the Participant's leaving date to the Vesting Date and B is the number of complete months from the Award Date to the Vesting Date. However, the Board may in its absolute discretion determine (no later than the Vesting
         Date) that the Participant's entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Board in its absolute discretion).


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(g)      DEATH OF PARTICIPANT - if a Participant dies while in service (or at any time after leaving service when he holds an Award at the time of his death) the Board shall determine in its absolute discretion what proportion (if any) of an Award may be exercised and the time at which or within which it may be exercised by his legal personal representatives. For the avoidance of doubt, an Award exercisable under this rule may lapse at an earlier date by virtue of paragraph (h).

(h) CHANGE OF CONTROL - If any of the events set out in rule 8.1 of Part One of the Plan occur, any Award which has not already vested or lapsed at the date on which the offer becomes unconditional in all respects may be exercised within the period of (a) two months from the date on which the offer becomes unconditional in all respects; and (b) one month after the date on which any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985, if and to the extent that the performance condition (by reference to the Company's most recent published annual accounts or half-yearly accounts if the Board thinks fit) has been met over the foreshortened period ending on the date of change of Control. The Award will automatically lapse at the end of this period to the extent unexercised. In the event of a change of Control prior to the first anniversary of the Date of Award, the Board may release such number of Shares as it thinks fit; and

(i) SCHEME OF ARRANGEMENT - If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 425 of the Companies Act for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies any Award which, at twelve noon on the day immediately preceding the date for which the Shareholders meeting is convened (the RELEVANT DATE), has not already vested or lapsed may be conditionally exercised if and to the extent that the performance condition (by reference to the Company's most recent published annual accounts or half-yearly accounts if the Board thinks fit) has been met over the foreshortened period ending on the Relevant Date, PROVIDED THAT an Award shall not without the consent of the Board be exercisable under this paragraph (i) if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement


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(j)      VOLUNTARY WINDING-UP - If notice is duly given of a resolution for a voluntary winding-up of the Company, any Award which has not already vested or lapsed may be exercised if and to the extent that the performance condition (by reference to the Company's most recent published annual accounts or half-yearly accounts if the Board thinks fit) has been met over the foreshortened period ending on the winding-up.

(k) EXCHANGE OF AWARDS - If any company (the ACQUIRING COMPANY) obtains Control of the Company as a result of an event referred to in paragraphs (h) or (i) above, each Participant may, at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any Award which has not lapsed (the OLD RIGHT) in consideration of the grant to him of a new award, which in the opinion of the Board and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company its group).

(1) ADDITIONAL PAYMENT - On exercise of an Award, a Participant shall be paid an amount equal to the dividends which have been paid in respect of the Shares comprised in his Award since the Award Date (subject to deduction of tax).

EXERCISE OF AWARDS

4.1 Save as otherwise provided in these Rules, the Shares comprised in an Award shall be released to a Participant within ten working days of receipt by the Company of a completed Notice of Exercise (the EXERCISE DATE).

4.2 The Company shall procure that the Trustee transfers the appropriate number of Shares subject to an Award to the Participant (or his personal representatives in the event of his death) in accordance with the rules of the Plan.

4.3 Any liability of a Participant to taxation in respect of an Award shall be for the account of the relevant Participant, but the Participant shall be deemed to have authorised the Trustee and the Company to sell sufficient Shares to satisfy any legal obligation of any member of the Group to deduct income tax or social security at source. The release of Shares comprised in any Award shall be conditional on the Participant complying with arrangements specified by the Trustee or the Company or any member of the Group for the payment of taxation or social security.


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OTHER PROVISIONS

5. Rules 3, 10, 12, 13 and 14 of Part One of the Plan shall apply, mutatis mutandis, to Awards under this Part Two of the Plan.







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                                    SCHEDULE

RESTRICTED SHARES - REAL GROWTH IN EARNINGS PER SHARE PERFORMANCE TARGET

An Award under Part Two of the Plan shall only be exercisable if at the Accounts Date of the Company following the expiry of a Prescribed Period relating to an Award, the percentage growth in the Company's Annualised EPS over that Prescribed Period (comparing the Base Year with the Latest Year) is an average of at least 3 per cent. per annum greater than the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraphs 3 and 4 below, over that Prescribed Period.

The following provisions apply for the purposes of determining whether the conditions set out in this Schedule has been satisfied.

1. In this Schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ACCOUNTS means the consolidated accounts of the Company for a Financial Year;

ACCOUNTS DATE means the date on which the Accounts are published;

ANNUALISED EPS means Earnings per Share (adjusted proportionately upwards or downwards in a case where the relevant Financial Year is greater than or less than one calendar year);

AUDITORS means the auditors for the time being of the Company (acting as experts not arbitrators);

BASE YEAR means, in relation to the Company, the Financial Year ending immediately before the start of the Prescribed Period;

EARNINGS PER SHARE means, for any Financial Year of the Company, the earnings per ordinary share of the Company calculated in accordance with Financial Reporting Standard No. 3 issued by the Accounting Standards Board Limited or any modification thereto subject to such adjustments as the Board shall (on the advice of the Auditors) think fit;

FINANCIAL YEAR means an accounting reference period as defined in accordance with section 224 of the Companies Act 1985;

LATEST YEAR means, in relation to the Company, the latest Financial Year in a Prescribed Period for which Accounts have been published;


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PRESCRIBED PERIOD means the period of three consecutive Financial Years, the first of which shall not in any event be earlier than the Financial Year starting immediately before the Award Date; and

RPI INDEX means the Index of Retail Prices (All Items) published the UK Government.

2. As at the Accounts Date of the Company following the expiry of a Prescribed Period, the Board shall calculate the percentage growth between the Annualised EPS for its Base Year and for its Latest Year and shall determine whether that percentage growth is an average of at least 3 per cent. per annum above the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraphs 3 and 4 below, over that Prescribed Period.

3. Where a Financial Year within a Prescribed Period or the Base Year is greater than or less than one calendar year, the percentage increase in the RPI Index for that Financial Year shall be adjusted proportionately upwards or downwards as appropriate in order to secure that such percentage increase is annualised in a manner consistent with the Annualised EPS.

4. For the purposes of paragraph 2 the Board shall make such adjustments as they may consider appropriate to take account of any intervening capital reorganisation of the Company including, without limitation, any capitalisation issue, rights issue, sub-division or consolidation of share capital, reduction of capital or demerger within the meaning of section 213 to 218 of the Taxes Act and any modifications to the relevant accounting standard.

5. If the composition of the RPI Index changes or the RPI Index is replaced by another similar index, the Board may make such adjustments to any calculations using the RPI Index (or any replacement index) as they consider to be fair and reasonable.

6. The Auditors shall confirm in writing to the Board:

(a) that calculations made by the Board in accordance with this Schedule are correct; and

(b) where an adjustment has been made by the Board under paragraph 4, that such adjustment is in their opinion fair and reasonable.


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